EXHIBIT(23)(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 20, 1995, which appears on page 35 of the 1994 Annual Report to Stockholders of International Business Machines Corporation, which is incorporated by reference in International Business Machines Corporation's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 7 of such Annual Report on Form 10-K and to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, NY 10036
December 18, 1995